As filed with the Securities and Exchange Commission on December 3, 2012

Registration No. 33-16029

Registration No. 33-18989

Registration No. 33-22526

Registration No. 333-105883

Registration No. 333-118372

Registration No. 333-129197

Registration No. 333-130296

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 33-16029

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 33-18989

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 33-22526

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-105883

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-3 REGISTRATION STATEMENT NO. 333-118372

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-129197

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-130296

UNDER

THE SECURITIES ACT OF 1933

CERADYNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0055414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3169 Red Hill Avenue, Costa Mesa, California 92626

(714) 549-0421

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerrold J. Pellizzon
Ceradyne, Inc.
3169 Red Hill Avenue
Costa Mesa, California 92626
(714) 549-0421

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert E. Rich, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California  92660

(949) 725-4000

Approximate date of commencement of proposed sale to the public:  Not applicable, as these Post-Effective Amendments will deregister the registered but unsold securities under each related registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Ceradyne, Inc. (the “Company”) on Form S-3 (collectively the “Registration Statements” and each a “Registration Statement”):

•                  Registration Statement on Form S-3 (No. 33-16029), filed with the Securities and Exchange Commission (the “Commission”) on July 24, 1987 and amended on August 24, 1987, which registered 206,695 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) previously acquired by a selling stockholder;

•                  Registration Statement on Form S-3 (No. 33-18989), filed with the Commission on December 10, 1987 and amended on February 8, 1988, which registered 76,628 shares of Common Stock previously acquired by a selling stockholder;

•                  Registration Statement on Form S-3 (No. 33-22526), filed with the Commission on June 15, 1988, which registered 151,942 shares of Common Stock previously acquired by a selling stockholder;

•                  Registration Statement on Form S-3 (No. 333-105883), filed with the Commission on June 6, 2003 and amended on June 25, 2003, which registered 1,500,000 shares of Common Stock and 300,000 shares of Common Stock previously acquired by a selling stockholder;

•                  Registration Statement on Form S-3 (No. 333-118372), filed with the Commission on August 19, 2004, amended on December 15, 2004, amended on February 25, 2005, and amended on March 15, 2005, which registered 107,095 shares of Common Stock previously acquired by selling stockholders in connection with the Company’s purchase in May 2004 of the assets and business of Quest Technology, LP.;

•                  Registration Statement on Form S-3 (No. 333-129197), filed with the Commission on October 24, 2005 and amended on November 15, 2005, which registered $200,000,000 in the aggregate of shares of Common Stock, debt securities, warrants to purchase Common Stock and/or debt securities, and any combination thereof; and

•                  Registration Statement on Form S-3MEF (No. 333-130296), filed with the Commission on December 13, 2005, which registered an additional $40,000,000 in securities of the type previously registered under Form S-3 No. 333-129197.

On November 28, 2012, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 30, 2012, by and among 3M Company, a Delaware corporation (“Parent”), Cyborg Acquisition Corporation (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Parent, and the Company, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.  In connection therewith, each outstanding share of Common Stock, other than those as to which holders exercise appraisal rights under Delaware law and those shares held by Parent or the Company or their respective wholly owned subsidiaries, was converted into the right to receive $35.00 in cash, without interest thereon and less any required withholding taxes.  Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, by means of post-effective amendment, hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effectiveness of these Post-Effective Amendments.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on December 3, 2012.

CERADYNE, INC.

By:	/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.